Woodward Reports Fourth Quarter and Fiscal 2006 Results

ROCKFORD, IL -- 11/13/2006 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its fourth quarter and fiscal year 2006.

Highlights

--  Record sales of $855 million in 2006
--  GAAP earnings for 2006 were $1.99 per share, including $0.24 per share from items highlighted below
--  Industrial Controls' segment earnings improved to 10.3 percent of sales for 2006, from 5.4 percent of sales in the previous year
--  Aircraft Engine Systems' segment earnings continued to exceed 20 percent of sales for 2006
--  Net cash provided by operating activities for 2006 increased 16 percent over the prior year to $81 million
Net sales for the quarter were $232.9 million, up 7 percent from $217.5 million for the fourth quarter of the prior year. Net earnings for the quarter were $17.1 million, or $0.49 per share, compared with $11.3 million, or $0.32 per share, in the previous year's fourth quarter (all per share amounts are diluted).

Net sales for the full fiscal year were $854.5 million, up 3 percent from $827.7 million in the prior year. Net earnings for the year were $69.9 million, or $1.99 per share, compared with $56.0 million, or $1.59 per share in the previous year, which included the items highlighted below:

                                                In Millions, Net    Per
                                                Of Income Taxes    Share
Items that increased (decreased) earnings
 for 2006:
  Change in valuation allowance for deferred
   tax assets                                        $13.7         $0.39
  Expense accruals for certain legal matters          (5.3)        (0.15)

Items that increased earnings for 2005:
  Gain on retirement healthcare benefit
   curtailment                                        $4.9         $0.14
  Gain on sale of product rights                       2.4          0.07
Woodward adopted the new accounting standard for stock compensation in 2006. As a result of adopting the new standard, net earnings decreased by $0.4 million, or $0.01 per share, for the fourth quarter of 2006 and by $1.8 million, or $0.05 per share, for the full year.

"A key objective for 2006 was to increase earnings by significantly raising Industrial Controls' profitability, while maintaining Aircraft Engine Systems' profitability despite significantly higher investment in R&D," said President and Chief Executive Officer Thomas A. Gendron. "We achieved that goal, and in doing so, we strengthened our competitiveness and further enhanced our ability to serve customers and win new business in the future."

Gendron continued, "Industrial Controls' segment earnings nearly doubled to 10.3 percent of sales for the year, driven by a manufacturing consolidation in 2005 and early 2006, supply chain productivity initiatives, and market and management-initiated changes in our product mix. The Aircraft Engine Systems segment delivered earnings of 20.4 percent of sales, within the target range of 20 to 22 percent. The substantial increase in R&D to support recent program wins, including the GEnx™ engine and the PW600 family of engines, was largely offset by the beneficial effects of higher volume and operating leverage."

Cash Flow and Financial Position

Net cash provided by operating activities was $80.5 million for the year compared with $69.4 million last year. Capital expenditures were $31.7 million for the year compared with $26.6 million last year. Purchases of treasury stock, primarily made in connection with repurchase authorizations by the Board of Directors, totaled $22.3 million for the year compared with $7.3 million last year. The debt to total capitalization ratio was 13.3 percent at the end of the year, compared to 18.1 percent at the end of the prior year.

Segment Results

Industrial Controls' net sales for the fourth quarter were $146.6 million, an increase of 3 percent from $142.0 million for the fourth quarter a year ago. Segment earnings for the quarter were substantially higher at $14.7 million compared to $4.2 million for the same quarter a year ago.

Industrial Controls' net sales for the full year were $541.0 million, an increase of 1 percent from $536.9 million last year. Segment earnings for the year increased 93 percent to $55.7 million from $28.8 million last year.

Aircraft Engine Systems' net sales for the fourth quarter were $86.4 million, an increase of 14 percent from $75.6 million for last year's fourth quarter. Segment earnings for the quarter increased 18 percent to $18.2 million from $15.5 million for the same quarter a year ago.

Aircraft Engine Systems' net sales for the full year were $313.5 million, an increase of 8 percent from $290.8 million last year. Segment earnings for the year were $63.9 million compared to $64.1 million last year. Last year's results included a $3.8 million pre-tax gain from the sale of product rights highlighted earlier.

Nonsegment expenses for the full year were $32.7 million compared to $17.9 million last year. This increase primarily relates to the pre-tax amount of accruals for certain legal matters highlighted earlier and the effects of the new accounting standard for stock compensation.

Business Acquisition

As previously announced, Woodward acquired SEG Schaltanlagen-Elektronik-Geräte GmbH & Co. KG on October 31, 2006, which will be part of the Industrial Controls segment. The acquisition provides Woodward with technologies and products that complement our power generation system solutions. SEG offers a wide range of protection and comprehensive control systems for power generation and distribution applications, power inverters for wind turbines, and complete electrical systems for gas and diesel engine-based power stations.

The acquisition also expands Woodward's relationships with several key customers. SEG's sales were approximately $60 million in calendar year 2005. We anticipate SEG will be accretive to our earnings in its first year of operations.

In line with our overall growth strategies, SEG adds dimension and range to our core technologies and product portfolio.

Outlook

Mr. Gendron continued, "Our future growth of sales and earnings will be based on the sustained demand by OEMs for fuel-efficient, low-emission components and systems meeting exacting requirements. Over the next few years, we will continue to develop new products and pursue strategic acquisitions and alliances in order to gain market share and expand into adjacent markets. Throughout, we will remain focused on profitability, and managing our resources effectively and prudently to moderate the effects of short-term economic and market volatility."

Mr. Gendron concluded, "For 2007, we are currently anticipating company-wide sales growth of 12 to 15 percent, including the effects of the SEG acquisition and earnings of $2.05 to $2.15 per share. For Industrial Controls, we expect sales will grow 13 to 16 percent and generate segment earnings of 10 to 12 percent of sales. For Aircraft Engine Systems, we expect sales growth of 10 to 12 percent and segment earnings of 20 to 22 percent."

Conference Call

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, November 14, 2006, to provide an overview of the fourth quarter and 2006 financial performance, business highlights, and outlook for next year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-818-1223 (domestic) or 1-703-639-1376 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 990546. An audio replay will be available by telephone from 10:30 a.m. CT on November 14 until 11:59 p.m. CT on November 16, 2006. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 387581.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006. Woodward's Form 10-K for the year ended September 30, 2006 will be issued by mid-December 2006.

Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three months ended       Year ended
                                    September 30,         September 30,
                                --------------------  --------------------
(In thousands except per share     2006       2005       2006       2005
 amounts)                       ---------  ---------  ---------  ---------
Net sales                       $ 232,911  $ 217,530  $ 854,515  $ 827,726
                                ---------  ---------  ---------  ---------
Costs and expenses:
        Cost of goods sold        164,208    164,020    612,263    623,680
        Sales, general, and
         administrative
         expenses                  22,465     22,175     92,013     79,858
        Research and
         development costs         18,089     14,890     59,861     49,996
        Amortization of
         intangible assets          1,723      1,761      6,953      7,087
        Curtailment gain                -          -          -     (7,825)
        Interest expense            1,188      1,459      5,089      5,814
        Interest income              (755)      (644)    (2,750)    (2,159)
        Other income                 (982)    (1,004)    (4,245)    (9,322)
        Other expense                 353        583        834      1,489
                                ---------  ---------  ---------  ---------
        Total costs and
         expenses                 206,289    203,240    770,018    748,618
                                ---------  ---------  ---------  ---------
Earnings before income taxes       26,622     14,290     84,497     79,108
Income taxes                        9,533      3,039     14,597     23,137
                                ---------  ---------  ---------  ---------
Net earnings                    $  17,089  $  11,251  $  69,900  $  55,971
                                =========  =========  =========  =========

Per share amounts:
Basic                           $    0.50  $    0.33  $    2.03  $    1.64
Diluted                         $    0.49  $    0.32  $    1.99  $    1.59
                                =========  =========  =========  =========

Weighted-average number of
 shares outstanding:
Basic                              34,145     34,377     34,351     34,200
Diluted                            34,966     35,298     35,191     35,127
                                =========  =========  =========  =========

Woodward Governor Company and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS

                                    At September 30, At September 30,
(In thousands)                            2006             2005
                                    ---------------- ----------------
Assets
   Current assets:
    Cash and cash equivalents       $         83,718 $         84,597
    Accounts receivable                      117,254          107,403
    Inventories                              149,172          149,336
    Income taxes receivable                    1,787            5,330
    Deferred income taxes                     23,526           18,700
    Other current assets                       5,777            4,207
                                    ---------------- ----------------
      Total current assets                   381,234          369,573
   Property, plant, and
    equipment-net                            124,176          114,787
   Goodwill                                  132,084          131,035
   Other intangibles-net                      71,737           78,564
   Deferred income taxes                      10,439            2,310
   Other assets                                9,579            9,197
                                    ---------------- ----------------
Total assets                        $        729,249 $        705,466
                                    ================ ================
Liabilities and shareholders'
 equity
   Current liabilities:
    Short-term borrowings           $            517 $          8,419
    Current portion of long-term
     debt                                     14,619           14,426
    Accounts payable                          38,978           37,015
    Accrued liabilities                       66,877           68,647
                                    ---------------- ----------------
       Total current liabilities             120,991          128,507
   Long-term debt, less current
    portion                                   58,379           72,942
   Other liabilities                          71,190           71,548
                                    ---------------- ----------------
   Total liabilities                         250,560          272,997
   Shareholders' equity                      478,689          432,469
                                    ---------------- ----------------
Total liabilities and shareholders'
 equity                             $        729,249 $        705,466
                                    ================ ================

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         September 30,  September 30,
(In thousands)                               2006           2005
                                         -------------  -------------
Net cash provided by operating
 activities                              $      80,536  $      69,432
                                         -------------  -------------
Cash flows from investing activities:
Payments for purchase of property,
 plant, and equipment                          (31,713)       (26,615)
Proceeds from sale of property, plant,
 and equipment                                     698          3,706
                                         -------------  -------------
Net cash used in investing activities          (31,015)       (22,909)
                                         -------------  -------------
Cash flows from financing activities:
Cash dividends paid                            (13,742)       (11,861)
Proceeds from sales of treasury stock            4,163          6,674
Purchases of treasury stock                    (22,306)        (7,292)
Excess tax benefits from stock
 compensation                                    3,305              -
Net proceeds (payments) from borrowings
 under revolving lines                          (8,025)         2,899
Payments of long-term debt                     (14,510)          (923)
Other payments                                    (318)             -
                                         -------------  -------------
Net cash used in financing activities          (51,433)       (10,503)
                                         -------------  -------------
Effect of exchange rate changes on cash          1,033           (318)
                                         -------------  -------------
Net change in cash and cash equivalents           (879)        35,702
Cash and cash equivalents, beginning of
 year                                           84,597         48,895
                                         -------------  -------------
Cash and cash equivalents, end of year   $      83,718  $      84,597
                                         =============  =============

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION

                                  Three months ended       Year ended
                                    September 30,         September 30,
                                --------------------  --------------------
(In thousands)                    2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
External net sales:
  Industrial Controls           $ 146,556  $ 141,959  $ 540,975  $ 536,937
  Aircraft Engine Systems          86,355     75,571    313,540    290,789

Segment earnings:
  Industrial Controls              14,646      4,202     55,704     28,821
  Aircraft Engine Systems          18,240     15,497     63,859     64,052

Earnings reconciliation:
  Total segment earnings           32,886     19,699    119,563     92,873
  Nonsegment expenses              (5,831)    (4,594)   (32,727)   (17,935)
  Curtailment gain                      -          -          -      7,825
  Interest expense and income,
   net                               (433)      (815)    (2,339)    (3,655)
                                ---------  ---------  ---------  ---------
  Consolidated earnings before
   income taxes                 $  26,622  $  14,290  $  84,497  $  79,108
                                =========  =========  =========  =========

Capital expenditures               12,052     10,290     31,713     26,615

Depreciation expense                4,954      5,491     22,064     24,451
                                =========  =========  =========  =========

Woodward Governor Company and Subsidiaries
RECONCILIATION  OF  EARNINGS
BEFORE INCOME TAXES TO EBITDA

                                    Three months
                                       ended               Year ended
                                    September 30,         September 30,
                                --------------------  --------------------
(In thousands)                    2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Net earnings                    $  17,089  $  11,251  $  69,900  $  55,971
Income taxes                        9,533      3,039     14,597     23,137
Interest expense                    1,188      1,459      5,089      5,814
Interest income                      (755)      (644)    (2,750)    (2,159)
Amortization of intangible
 assets                             1,723      1,761      6,953      7,087
Depreciation expense                4,954      5,491     22,064     24,451
                                ---------  ---------  ---------  ---------
EBITDA                          $  33,732  $  22,357  $ 115,853  $ 114,301
                                =========  =========  =========  =========

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Securities analysts, investors, and others frequently use
EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. At September 30, 2006, property, plant, and equipment, and intangible assets subject to amortization represented 27 percent of our total assets.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050